Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Newmark Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A Common Stock, par value $0.01 per share	Rules 457(c) and 457(h)	185,000,000 (1)	$6.78 (2)	$1,254,300,000.00 (2)	0.00011020	$138,223.86

Equity	Restricted Stock Units (3)	(5)	(4)	(5)	(5)		(5)

Equity	Other Stock-Based Awards (3)	(5)	(4)	(5)	(5)		(5)

Total Offering Amounts					$1,254,300,000.00		$138,223.86

Total Fee Offsets							—

Net Fee Due							$138,223.86

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), of Newmark Group, Inc. being registered shall include an indeterminate number of additional shares which may become issuable as a result of stock splits, stock dividends, or similar transactions in accordance with the anti-dilution provisions of the Newmark Group, Inc. Long Term Incentive Plan (the “Plan”).

(2)

Calculated pursuant to Rules 457(c) and 457(h) under the Securities Act, based upon the average of the high and low sale prices of the Class A Common Stock reported on the NASDAQ Global Select Market on August 21, 2023.

(3)

Restricted Stock Units represent rights, with or without dividend equivalents, to acquire shares of the Class A Common Stock for no additional consideration pursuant to the Plan, upon the vesting thereof. Other Stock-Based Awards represent rights to acquire shares of the Class A Common Stock for no additional consideration pursuant to the Plan, upon the exchange of exchangeable REUs, PSUs, LPUs or certain other limited partnership units issued by Newmark Holdings, L.P. pursuant to the Newmark Holdings, L.P. Participation Plan, and upon the exchange of compensatory exchangeable Founding Partner Units issued by Newmark Holdings, L.P.

(4)

Each Restricted Stock Unit and Other Stock-Based Award shall represent a right to acquire one share of the Class A Common Stock, subject to adjustment as described in the Amended and Restated Agreement of Limited Partnership of Newmark Holdings, L.P. and for stock splits, stock dividends, or similar transactions in accordance with the anti-dilution provisions of the Plan. The aggregate number of Restricted Stock Units and Other Stock-Based Awards sold pursuant to the Plan shall not exceed the number of shares of the Class A Common Stock being registered herein, as adjusted pursuant to Rule 416(a) under the Securities Act.

(5)

Included in the offering price and fee calculations for the shares of the Class A Common Stock being registered herein. Any value attributable to the Restricted Stock Units and Other Stock-Based Awards, representing rights to acquire shares of the Class A Common Stock, is reflected in the market price of the Class A Common Stock, and any Restricted Stock Units and Other Stock-Based Awards sold will be sold for consideration not to exceed the value of the underlying shares of the Class A Common Stock represented by the Restricted Stock Units and Other Stock-Based Awards on the date of sale. Accordingly, there is no additional offering price or registration fee with respect to the Restricted Stock Units and Other Stock-Based Awards being registered herein.